Exhibit 99.1

Delphi Announces Definitive Agreement to Sell
Thermal Business to MAHLE

GILLINGHAM, England - Feb. 19, 2015 - Delphi Automotive PLC (NYSE: DLPH) today announced that it has entered into a definitive agreement to sell its wholly-owned thermal business to MAHLE GmbH for cash consideration of approximately $727 million, subject to closing adjustments, which represents an implied EV/LTM EBITDA multiple of approximately 9.5x. The transaction is expected to close in the third quarter of 2015, subject to regulatory approvals. Proceeds from the transaction will be used to fund growth initiatives, including acquisitions and share repurchases.

Delphi and MAHLE also signed a separate letter of intent to sell Delphi’s stake in Shanghai Delphi Automotive Air-Conditioning System Co., Ltd. Proceeds from this transaction will be in addition to the $727 million paid for the wholly-owned operations.

“This agreement represents a great outcome for both Delphi and our Thermal division,” said Rodney O’Neal, Delphi’s chief executive officer and president. “The transaction positions Delphi with a more focused high-growth product portfolio that addresses the trends of safe, green and connected. The acquisition of the business by MAHLE, a leading global supplier of thermal systems, ensures continued industry-leading service to our customers and stability for our employees.”

Delphi’s Thermal division had 2014 revenues of $1.6 billion, with approximately 6,700 employees and 13 plants globally. The results of operations of the Thermal division business will be reported as discontinued operations beginning in the first quarter of 2015.

“The acquisition of Delphi’s Thermal division enhances our good position in the thermal market,” said Prof. Heinz K. Junker, MAHLE chairman of the Management Board and chief executive officer. “The transaction extends our production footprint in Europe, North America, and Asia and further strengthens our product range and systems competence-particularly with air conditioning compressors. This step represents the continued strategic progression for MAHLE.”

Added O’Neal: “Under MAHLE ownership, Delphi Thermal will become part of a leading systems supplier in the thermal industry, better positioned to serve customers with a global footprint and industry-leading technology portfolio. The business is a good strategic fit for MAHLE, which will benefit our Thermal customers and our Thermal employees.”

Barclays is serving as Delphi’s financial advisor and Latham & Watkins LLP is serving as its legal counsel.
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About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a leading global supplier of technologies for the automotive and commercial vehicle markets. Headquartered in Gillingham, U.K., Delphi operates major technical centers, manufacturing sites and customer support services in 33 countries. Delphi delivers innovation for the real world with technologies that make cars and trucks smarter and safer as well as more powerful and efficient. Visit www.delphi.com.

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